UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 7, 2012

______________________RBC Life Sciences, Inc.______________________ (Exact name of registrant as specified in its charter)
_______NEVADA_______ (State or other jurisdiction of incorporation)	_______000-50417_________ (Commission File Number)	_______91-2015186________ (IRS Employer Identification No.)
2301 CROWN COURT, IRVING, TEXAS (Address of principal executive offices)		____________75038_____________ (Zip Code)
Registrant's telephone number, including area code __________972-893-4000______________
__________________________N/A____________________________ (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 7, 2012, the Board of Directors of RBC Life Sciences, Inc. (the "Company") appointed Mr. Steven E. Brown, age 57, as President. Mr. Brown will continue to serve as Chief Financial Officer, a position he has held since joining the Company in May 1994. Mr. Brown previously served as Executive Vice President from June 2011 to June 2012 and as Vice President-Finance from May 1994 to June 2011. Mr. Brown has also served as a director of the Company since May 1994.
Mr. Brown does not have any family relationship with any of the Company's other directors or executive officers, and the Company has not entered into any transactions with Mr. Brown that are reportable pursuant to Item 404(a) of Regulation S-K.

Item 5.07 Submission of Matters to a Vote of Security Holders.

On June 7, 2012, the Company held its 2012 Annual Meeting of Shareholders (the "Annual Meeting") to elect two Class II directors to serve until the 2015 annual meeting of shareholders, each to hold office until his successor is elected and qualified or until his earlier resignation or removal from office.
At the close of business on April 10, 2012, the record date of the Annual Meeting, the Company had 22,228,834 shares of common stock issued and outstanding. The holders of a total of 15,170,220 shares of common stock were present at the Annual Meeting, either in person or by proxy, which total constituted a majority of the issued and outstanding shares on the record date for the Annual Meeting.
All of the Company’s nominees for director were elected by the votes set forth in the table below:

Nominee	For	Withheld	Broker Non-Votes
Steven E Brown	15,061,904	108,316	5,967,908
Robert A Kaiser	15,061,104	109,116	5,967,908

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 12, 2012

RBC Life Sciences, Inc.

By: /s/ Steven E. Brown
Name: Steven E. Brown
Title: President